EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Announces Record First Quarter 2018 Results
•Record quarterly sales of $2.15 billion
•Earnings per diluted share of $2.20, an increase of 108% from the first quarter of 2017
•Record quarterly income from operations of $401 million
•Record quarterly EBITDA of $579 million
Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to the Company of $287 million, or $2.20 per diluted share, on net sales of $2,150 million. This represents an increase of $149 million, or $1.14 per diluted share, compared to the first quarter of 2017 net income of $138 million, or $1.06 per diluted share, on net sales of $1,943 million. Net income for the first quarter of 2018 increased versus the prior-year period primarily due to (1) higher sales prices for major products, resulting in improved margins; (2) a lower income tax provision resulting from the reduced U.S. corporate income tax rate under the U.S. Tax Cuts and Jobs Act (the "Tax Act"); (3) higher sales volumes for caustic soda and PVC resin; and (4) a $6 million pre-tax gain from the redemption of debt in February 2018. Net sales for the first quarter of 2018 increased by $207 million compared to net sales for the first quarter of 2017, mainly due to higher sales prices for our major products and increases in sales volumes for caustic soda and PVC resin, partially offset by lower polyethylene sales volume. Income from operations was a record $401 million for the first quarter of 2018 as compared to $234 million for the first quarter of 2017. The increase in income from operations was mainly a result of higher margins for our major products and higher sales volumes for caustic soda and PVC resin, partially offset by lower polyethylene sales volume. The first quarter of 2017 was negatively impacted by the turnaround and expansion of the ethylene unit in Calvert City, Kentucky, as well as other planned turnarounds and unplanned outages. Transaction and integration-related costs in the first quarter of 2018 were $7 million, or $0.04 per diluted share.
First quarter 2018 net income attributable to the Company of $287 million, or $2.20 per diluted share, decreased $515 million from the $802 million, or $6.15 per diluted share, reported in the fourth quarter of 2017. The fourth quarter of 2017 included a one-time, non-cash tax benefit of $591 million, or $4.53 per diluted share, associated with the Tax Act enacted in the fourth quarter of 2017. Excluding the benefits associated with the Tax Act, net income attributable to the Company for the first quarter of 2018 increased $76 million, or $0.58 per diluted share, compared to the fourth quarter of 2017. First quarter 2018 net income attributable to the Company benefited from higher sales volumes and margins in the Vinyls segment and a lower effective tax rate. Net sales for the first quarter of 2018 of $2,150 million were $140 million higher than fourth quarter 2017 sales of $2,010 million. The increase in net sales compared to the fourth quarter of 2017 was primarily due to higher sales volumes and higher prices of our major products in the Vinyls segment, partially offset by lower polyethylene sales volumes. Record income from operations for the first quarter of 2018 of $401 million increased $38 million from fourth quarter 2017 income from operations of $363 million. The increase in income from operations was primarily due to increased sales volumes and margins in the Vinyls segment.
"We are very pleased with the record results for the first quarter of 2018 and the continued performance of our businesses. Demand remains strong for our products in both the Olefins and Vinyls segments due to continued growth in the Americas, Europe and Asia, and we continue to benefit from the investments made in 2017 to improve our operations and reliability." said Albert Chao, President and Chief Executive Officer. "We are working diligently on the recently announced expansions in our Vinyls segment and remain focused on capturing the targeted synergies and cost reductions as well as other opportunities that will improve our operations across the company."

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Net cash provided by operating activities was $225 million and capital expenditures were $154 million for the first quarter of 2018. As of March 31, 2018, cash and cash equivalents were $851 million and total debt was $3,127 million. In February 2018, we redeemed $688 million (aggregate principal amount) of outstanding 4.625% senior notes due 2021. In March 2018, we delivered irrevocable notices to redeem $450 million (aggregate principal amount) of outstanding 4.875% senior notes due 2023, with a redemption date of May 15, 2018.
Record EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $579 million for the first quarter of 2018 increased $188 million compared to first quarter of 2017 EBITDA of $391 million. EBITDA for the first quarter of 2018 increased $62 million compared to fourth quarter of 2017 EBITDA of $517 million. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

OLEFINS SEGMENT
The Olefins segment income from operations of $163 million for the first quarter of 2018 decreased $17 million from first quarter 2017 income from operations of $180 million. This decrease was mainly attributable to lower polyethylene sales volumes and higher feedstock costs. These decreases were partially offset by higher sales prices for polyethylene.
Olefins income from operations of $163 million for the first quarter of 2018 decreased $3 million compared to the fourth quarter 2017 income from operations of $166 million. The decrease in Olefins income from operations was due to lower polyethylene sales volumes, partially offset by higher sales volumes and prices for styrene as compared to the prior quarter.

VINYLS SEGMENT
The Vinyls segment reported record income from operations for the first quarter of 2018 of $266 million, an increase of $196 million from the first quarter 2017 income from operations of $70 million. This increase was mainly attributable to higher sales prices for major products and higher sales volumes for caustic soda and PVC resin. The first quarter of 2017 was negatively impacted by the turnaround and expansion of our ethylene unit in Calvert City, Kentucky, as well as other planned turnarounds and unplanned outages.
Vinyls income from operations for the first quarter of 2018 of $266 million was $52 million higher than fourth quarter 2017 income from operations of $214 million. The increase in Vinyls income from operations resulted from higher sales volumes for all of our major products, higher caustic soda prices, lower feedstock costs and lower costs associated with planned turnarounds and unplanned outages.

The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding targeted synergies and cost reductions, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in February 2018.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA and net income excluding certain tax benefits, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. We also believe providing the non-GAAP measure net income excluding certain tax benefits will help investors compare results between periods given the one-time nature of the tax benefit associated with the Tax Act. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC Compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2018 results will be held Thursday, May 3, 2018 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 7684638.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on May 10, 2018. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 7684638.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/5ctk3hq6 and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2018	2017

	(In millions of dollars, except per share data)
Net sales	$2,150	$1,943
Cost of sales	1,608	1,577
Gross profit	542	366
Selling, general and administrative expenses	108	99
Amortization of intangibles	26	25
Transaction and integration-related costs	7	8
Income from operations	401	234
Interest expense	(37)	(40)
Other income, net	22	7
Income before income taxes	386	201
Provision for income taxes	89	56
Net income	297	145
Net income attributable to noncontrolling interests	10	7
Net income attributable to Westlake Chemical Corporation	$287	$138
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$2.21	$1.07
Diluted	$2.20	$1.06

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2018	December 31, 2017

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$851	$1,531
Accounts receivable, net	1,135	1,001
Inventories	944	900
Prepaid expenses and other current assets	29	31
Total current assets	2,959	3,463
Property, plant and equipment, net	6,447	6,412
Other assets, net	2,198	2,201
Total assets	$11,604	$12,076

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,192	$1,257
Current portion of long-term debt	461	710
Long-term debt, net	2,666	3,127
Other liabilities	1,644	1,613
Total liabilities	5,963	6,707
Total Westlake Chemical Corporation stockholders' equity	5,141	4,874
Noncontrolling interests	500	495
Total equity	5,641	5,369
Total liabilities and equity	$11,604	$12,076

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2018	2017

	(In millions of dollars)
Cash flows from operating activities
Net income	$297	$145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156	150
Deferred income taxes	16	(6)
Other balance sheet changes	(244)	(132)
Net cash provided by operating activities	225	157
Cash flows from investing activities
Additions to property, plant and equipment	(154)	(134)
Additions to investments in unconsolidated subsidiaries	(26)	(15)
Other	2	1
Net cash used for investing activities	(178)	(148)
Cash flows from financing activities
Dividends paid	(27)	(24)
Distributions to noncontrolling interests	(7)	(4)
Proceeds from debt issuance and drawdown of revolver	4	52
Repayment of term loan	—	(150)
Repayment of revolver	—	(125)
Repayment of notes payable	(706)	(2)
Other	5	—
Net cash used for financing activities	(731)	(253)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	3
Net decrease in cash, cash equivalents and restricted cash	(680)	(241)
Cash, cash equivalents and restricted cash at beginning of period	1,554	646
Cash, cash equivalents and restricted cash at end of period	$874	$405

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2018	2017

	(In millions of dollars)
Net external sales
Olefins	$503	$543
Vinyls	1,647	1,400
	$2,150	$1,943
Income (loss) from operations
Olefins	$163	$180
Vinyls	266	70
Corporate and other	(28)	(16)
	$401	$234
Depreciation and amortization
Olefins	$34	$41
Vinyls	118	107
Corporate and other	4	2
	$156	$150
Other income, net
Olefins	$2	$1
Vinyls	12	6
Corporate and other	8	—
	$22	$7

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2017	2018	2017

	(In millions of dollars)
Net cash provided by operating activities	$575	$225	$157
Changes in operating assets and liabilities and other	(316)	88	(18)
Deferred income taxes	557	(16)	6
Net income	$816	$297	$145
Add:
Depreciation and amortization	152	156	150
Interest expense	40	37	40
Provision for (benefit from) income taxes	(491)	89	56
EBITDA	$517	$579	$391

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2018 vs. First Quarter 2017		First Quarter 2018 vs. Fourth Quarter 2017
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+1.2%	-8.6%	+0.7%	-3.6%
Vinyls	+12.0%	+5.6%	+1.8%	+8.4%
Company	+9.0%	+1.7%	+1.5%	+5.4%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018
Ethane (cents/lb)	7.8	8.3	8.8	8.4	8.5
Propane (cents/lb)	16.9	14.9	18.2	22.6	20.2
Ethylene (cents/lb) (2)	31.2	27.6	24.7	28.4	23.6
Polyethylene (cents/lb) (3)	67.3	69.0	70.7	77.5	73.7
Styrene (cents/lb) (4)	85.6	84.4	85.1	91.1	98.3
Caustic soda ($/short ton) (5)	568.3	623.3	646.7	703.3	748.3
Chlorine ($/short ton) (6)	305.0	325.0	332.5	332.5	332.5
PVC (cents/lb) (7)	60.2	62.5	62.5	65.2	67.2
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(1)	Industry pricing data was obtained from IHS Markit ("IHS"). We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS.

(5)
Represents average North American United States Gulf Coast undiscounted contract prices of caustic soda over the period as reported by IHS. During the first quarter of 2018, IHS discontinued the previous caustic soda index that we used. For comparability, the average caustic soda for the prior periods presented are based on the current index.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS.

(7)	Represents average North American contract prices of polyvinyl chloride (PVC) over the period as reported by IHS.